Exhibit 99.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into as of the 27th day of May, 2024 (“Effective Date”), by and between U.S. Physical Therapy, Inc. (the “Company”) and Eric Williams (“Employee”).
R E C I T A L S
WHEREAS, the Company and Employee have entered into that certain Employment Agreement, dated as of December 3, 2020 (the “Agreement”); and

WHEREAS, the Company and Employee wish to amend certain terms of the Agreement;
NOW, THEREFORE, in consideration of the mutual covenants, agreements, terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.            Section 9.B. of the Agreement is hereby deleted and substituted in its entirety with the following:
B. Special Benefit in the Event of Termination Without Cause or Resignation for Good Cause.
In the event of the termination of employment of Employee by Employer without “cause” as cause is defined in Section 8(c) hereof, or the resignation of employment by Employee “for good reason” as defined in Section 9 F. hereof (in either case, a “Termination Event”), Employee shall be entitled to the following special benefits:
(i)	Two (2) year’s Base Compensation; and
(ii)
The greater of (i) the bonus paid or payable to Employee with respect to last fiscal year of Employer completed prior to the occurrence of the Termination Event or (ii) the average of the bonuses paid to Employee over the three (3) fiscal years of Employer ending with last fiscal year of Employer completed prior to the occurrence of the Termination Event; and

(iii)
(a) For any fiscal year completed prior to the Termination Event for which a cash bonus and restricted share grants awardable under the applicable incentive plan for such fiscal year has not been both determined and paid/granted, as applicable, Employee shall receive (1) 100% of the subjective cash and 100% of the subjective restricted share awards for which Employee was eligible under such plan, and (2) cash and restricted shares awards under the objective portion of such plans based on the actual objective performance of Employer for such plan year; and

(b) For any Termination Event which occurs during the final six (6) months of the applicable fiscal year, Employee shall receive (1) a pro rata portion of the subjective cash and the subjective restricted share awards for which Employee was eligible under the applicable incentive plan for such fiscal year, based on the portion of the fiscal year that has transpired as of the Termination Event, and (2) a pro rata portion of the objective cash and of the objective restricted share awards for which Employee was eligible under such plan, based on the portion of the fiscal year that has transpired as of the Termination Event and the actual objective performance of Employer for the full plan year, once determined.
(iv)	Employee’s accrued but unused vacation days; and
(v)	All Restricted Stock owned by Employee shall immediately become Vested Shares, as such term is defined in the applicable grant agreement and plan documents.
The aggregate dollar amount of the special benefits described in subsections (i), (ii) and (iii) above shall be aggregated and paid ratably on a bi-weekly basis over the 24 month period following the Termination Event; the restricted stock to be granted pursuant to subsection (iii) above shall be granted once determined and shall be Vested Shares (as defined in the incentive plan for the applicable fiscal year).  If a Change in Control has occurred within six months after, or within twelve months prior to a Termination Event, Employee shall also be entitled to the special benefits under this Section 9.B (in addition to the benefits otherwise provided in Section 9.A.).
2.	Ratification and Affirmation. Except as otherwise provided herein, all other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

COMPANY:

U.S. PHYSICAL THERAPY, INC.

By:	/s/ Christoher J. Reading
Christopher J. Reading, CEO

EMPLOYEE:

/s/ Eric Williams
Eric Williams